Exhibit 99.1

Laboratory Corporation of America                                          MUBADALA

MUBADALA HEALTHCARE AND LABORATORY CORPORATION OF AMERICA
HOLDINGS AGREE TO ESTABLISH A NATIONAL REFERENCE LABORATORY

IN ABU DHABI

ABU DHABI and BURLINGTON, NC, November 04, 2008 – Mubadala Healthcare, the specialist division of Mubadala Development Company, and Laboratory Corporation of America Holdings, more commonly known as LabCorp, today announced their agreement to establish the National Reference Laboratory (NRL) in Abu Dhabi.

Scheduled for completion by the end of 2009, the NRL will be the first of its kind in the region to provide a centralized solution for laboratory testing. A complete range of services will be offered including routine and esoteric laboratory tests that are currently being sent to Europe and elsewhere.

The laboratory will be fully automated and include a robust IT backbone. In addition, the NRL will be designed and operated to ensure record turn-around time on critical tests, which in many cases is less than two hours, as well as achieve international accreditation from the College of American Pathologists.

With the creation of the NRL, Mubadala Healthcare aims to implement international best practices in laboratory testing processes, set a new benchmark in terms of superior quality standards, and increase the spectrum, coverage and overall efficiency of clinical testing in the region. LabCorp, with one of the largest clinical laboratory networks in the world, is the ideal partner to develop and operate the NRL.

“I am delighted to announce our partnership with LabCorp to create the region’s first dedicated reference laboratory. Providing international quality laboratory testing services in the region will reduce the delay of diagnosis and treatment and better support the UAE’s rapidly growing healthcare services market and increasing population,” said Mark Erhart, Executive Director of Mubadala Healthcare.

“Today’s agreement marks another significant step forward in Mubadala’s commitment to creating a robust integrated healthcare network that is developed around the needs of patients,” added Erhart

“We are pleased to be part of this historic partnership with Mubadala to help significantly advance healthcare throughout the UAE and the region”, said David P. King, Chief Executive Officer of LabCorp. “This new state-of-the art clinical laboratory will deliver a comprehensive portfolio of routine and esoteric testing, drawing on our advanced technology, dedicated personnel and world class scientific leadership,” King added.

“Partnering with Mubadala in the development of the healthcare services market in the region is an opportunity to help design a system in which the importance of personalized medicine and the role of the clinical laboratory in delivering quality healthcare are fully realized,” King added.

Helping to enhance the private healthcare infrastructure of Abu Dhabi and the UAE, Mubadala Healthcare is mandated to deploy the capital investment needed to build facilities and services that will help create an integrated healthcare delivery network. This will include providing patient care and ancillary services, biotechnology, medical equipment, device manufacturing and pharmaceuticals.

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About Mubadala Development Company

Mubadala Development Company (Mubadala) is a Public Joint Stock Company headquartered in Abu Dhabi, capital of the United Arab Emirates. Its focus is on developing and managing an extensive and economically diverse portfolio of commercial initiatives. It does this either independently or in partnership with leading international organizations. Mubadala’s commercial strategy is fundamentally built on long term capital intensive investments that deliver strong financial returns.

The company manages a multi-billion dollar portfolio of local, regional, and international investments, projects and initiatives. Through its investment and development projects, Mubadala is both a catalyst for, and a reflection of, the drive for economic diversification of the Emirate of Abu Dhabi. Its impact is evident domestically and internationally in sectors such as energy, aerospace, real estate, healthcare, technology, infrastructure, and services.

Mubadala’s sole shareholder is the Government of the Emirate of Abu Dhabi. For more information about Mubadala, its partnerships and activities please visit www.mubadala.ae.

Other Mubadala Healthcare projects:

1. Cleveland Clinic Abu Dhabi – a state-of-the-art 360-bed Cleveland Clinic hospital; due to open in early 2011

2. Imperial College London Diabetes Centre – a centre of excellence specializing in diabetes treatment, research, training and education; opened in 2006

3. Abu Dhabi Knee & Sports Medicine Centre – the first healthcare facility in the Middle East to specialize in the diagnosis and treatment of patients with knee and sports-related injuries; opened in 2007

4. Tawam Molecular Imaging Centre – a specialist molecular imaging facility including PET-CT and Cyclotron, located on the Tawam Hospital Campus, Al-Ain city; due to open in 2009 and operated in partnership with Johns Hopkins Medicine International

5. Minhaal – the first dual-language online resource providing accurate and up-to-date medical information in both English and Arabic; launched in January 2008

6. Abu Dhabi Spine Centre – a specialty medical center dedicated to low-acuity spine injuries based on minimally invasive treatment principles; due to open in 2010 and operated in partnership with Wooridul Spine Hospital of the Republic of Korea

7. Arzanah Medical & Diagnostic Centre – a multi-specialty centre providing a range of medical specialties as well as advanced diagnostic imaging; located at Arzanah, the mixed-use development surrounding Zayed Stadium in Abu Dhabi and due to open in 2010

About LabCorp

Laboratory Corporation of America Holdings, more commonly known as LabCorp, a S&P 500 company based in Burlington, North Carolina, is an independent clinical laboratory company in the United States. LabCorp, one of the largest clinical laboratory networks in the world, has a national network of 37 primary laboratories and over 1,600 patient service centers along with a network of branches and STAT laboratories, which are laboratories that have the ability to perform certain routine tests and report the results to the physician immediately. Through its national network of laboratories, LabCorp offers a range of clinical laboratory tests, which are used by the medical profession in routine testing, patient diagnosis, and in the monitoring and treatment of disease. In addition, LabCorp has developed specialty testing businesses based on certain types of specialized testing capabilities and client requirements, such as oncology testing, human immunodeficiency virus (HIV) genotyping and phenotyping, diagnostic genetics and clinical research trials. Performing more than one million tests on approximately 400,000 samples each day, LabCorp is a pioneer in applying advances in medicine and science to laboratory testing, with more than 35 years of experience in serving physicians and their patients. To learn more about LabCorp, please visit: www.labcorp.com.

For further information, please contact:

At LabCorp:

Eric Lindblom

336-436-6739

media@labcorp.com

www.labcorp.com

At Mubadala Development Company:

Hanan Harhara

Mubadala Development Company

Mobile +971 50 511 0322

hharhara@mubadala.ae

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